EXHIBIT 10.2
STOCK PURCHASE AGREEMENT
among
DEERFIELD PRIVATE DESIGN INTERNATIONAL FUND, L.P.,
DEERFIELD SPECIAL SITUATIONS FUND, L.P.,
DEERFIELD SPECIAL SITUATIONS INTERNATIONAL LIMITED,
DEERFIELD PRIVATE DESIGN FUND, L.P.,
DEERFIELD MANAGEMENT, L.P.,
LEX PHARMACEUTICALS, INC.
and
MIDDLEBROOK PHARMACEUTICALS, INC.
Dated as of November 7, 2007

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions	1
1.2 Construction	1

ARTICLE II

PURCHASE, TERMS OF PAYMENT AND CLOSING

2.1 Purchase and Sale	2
2.2 Consideration for Stock Purchase Right	2
2.3 Consideration for Stock Purchase	3
2.4 Term and Extension	4
2.5 Termination	5
2.6 Closing	5
2.7 Closing Obligations	5
2.8 Required Stock Purchase Upon Change in Control	6
2.9 Required Stock Purchase of Kef	6

ARTICLE III

REPRESENTATIONS RELATING TO THE CORPORATION

ARTICLE IV

REPRESENTATIONS RELATING TO THE STOCKHOLDERS

4.1 Organization	9
4.2 Authority; Enforceability	9
4.3 No Violation; Enforceability	9
4.4 No Proceedings	10
4.5 Financial Condition	10
4.6 Consents and Approvals; No Violation	10
4.7 Capital Stock	10
4.8 Brokers, Etc	10
4.9 No Other Representations or Warranties	10

ARTICLE V

REPRESENTATIONS RELATING TO THE BUYER

5.1 Organization	11

i

5.2 Authority; Enforceability	11
5.3 Consents and Approvals; No Violation	11
5.4 Compliance With Laws	12
5.5 Litigation	12
5.6 Investment Interest	12
5.7 Brokers	12
5.8 No Other Representations	12

ARTICLE VI

COVENANTS

6.1 Tax	12
6.2 Operations During Purchase Period	13
6.3 Preservation of Shares	15
6.4 Further Assurances	15

ARTICLE VII CLOSING CONDITIONS
7.1 Mutual Condition	15
7.2 Buyer’s Conditions	15
7.3 Stockholders’ Conditions	16

ARTICLE VIII

INDEMNIFICATION

8.1 Survival	17
8.2 Indemnification by the Stockholders	17
8.3 Indemnification by Buyer	17
8.4 Procedure for Indemnification – Third-Party Claims	17
8.5 Limitation on Damages	18
8.6 Tax Treatment of Indemnity	19

ARTICLE IX

GENERAL PROVISIONS

9.1 No Joint Venture	19
9.2 Expenses	19
9.3 Amendment and Modification	19
9.4 Waiver of Compliance; Consents	19
9.5 Stockholder Representative	20
9.6 Notices	20
9.7 Publicity	21
9.8 Assignment; No Third-Party Rights	21

ii

9.9 Governing Law	21
9.10 Access to Records	21
9.11 Severability	22
9.12 Construction	22
9.13 Counterparts	22
9.14 Entire Agreement	22
APPENDICES

Appendix 1	Stockholders
Appendix 2	Definitions

ANNEXES

Annex A	Buyer’s Knowledge
Annex B	Stockholders’ Knowledge

iii

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 7, 2007, is between MiddleBrook Pharmaceuticals Inc., a Delaware corporation (the “Buyer”), the Persons set forth on Appendix 1 (each a “Stockholder” and together, the “Stockholders”), Deerfield Management, L.P., a Delaware limited partnership (the “Stockholder Representative”) and Lex Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”).
Background Statement
     The Stockholders own all of the issued and outstanding capital stock of the Corporation. Concurrently with the execution of this Agreement, the Parties are executing an Asset Purchase Agreement (the “Lex Asset Purchase Agreement”) whereby the Corporation agrees to purchase, and Buyer agrees to sell, certain assets of Buyer. As inducement for Buyer to enter into the Lex Asset Purchase Agreement, the Parties have agreed to enter into this Agreement granting the Buyer the option to purchase all of the issued and outstanding capital stock of the Corporation, consisting of 10,000 shares of common stock with a par value of $0.001 per share (the “Shares”), for the consideration and on the terms and conditions set forth herein. Furthermore, concurrently with the execution of this Agreement, the Buyer, the Stockholders and Kef Pharmaceuticals, Inc., a Delaware corporation (all of the issued and outstanding capital stock of which is owned by the Stockholders) (“Kef”) are entering into a Stock Purchase Agreement (the “Kef Stock Purchase Agreement”) pursuant to which Buyer shall have the right to purchase all of the capital stock of Kef, as such agreement may be extended, amended or supplemented.
Statement of Agreement
     The parties agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
     1.1 Definitions. Capitalized terms used in this Agreement have the meanings given to them in Appendix 2 to this Agreement.
     1.2 Construction.
     (a) The article and section headings contained in this Agreement are solely for the purpose of reference and convenience, are not part of the agreement of the parties and shall not in any way limit, modify or otherwise affect the meaning or interpretation of this Agreement.
     (b) References to “Sections” or “Articles” refer to corresponding sections or articles of this Agreement unless otherwise specified.
     (c) Unless the context requires otherwise, the words “include,” “including” and variations thereof mean including without limitation; and the words “hereof,” “hereby,” “herein,”

“hereunder” and similar terms refer to this Agreement as a whole and not any particular section or article in which such words appear.
     (d) Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words indicating gender shall be applicable to all genders.
     (e) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
     (f) Any reference to any law, statute or regulation shall be to such law, statute or regulation as in effect on the date hereof.
     (g) Currency amounts referred to herein are in United States Dollars.
     (h) References to a number of days mean calendar days unless Business Days are specified. Except as otherwise specified, whenever any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
     (i) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
     (j) The parties acknowledge that the parties and their attorneys have reviewed this Agreement and have had the opportunity to negotiate fully all of its provisions, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
ARTICLE II
PURCHASE, TERMS OF PAYMENT AND CLOSING
     2.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, the Stockholders hereby grant to Buyer an option (the “Stock Purchase Right”) which, when exercised, shall obligate the Stockholders to sell and deliver to the Buyer, and the Buyer to purchase and accept from the Stockholders, all of the Shares, in exchange for payment of the Purchase Price (the “Stock Purchase”).
     2.2 Consideration for Stock Purchase Right. In consideration of the grant by the Stockholders to Buyer of the Stock Purchase Right, the Buyer shall immediately upon the execution of this Agreement (i) deliver to the Stockholder Representative upon the execution of this Agreement (A) the Warrants substantially in the form of Exhibit A (the “Warrants”)(it being understood that Seventy Percent (70%) of all warrants delivered pursuant to this Agreement and the Kef Stock Purchase Agreement, collectively, shall be delivered to the Stockholders in respect of the Stock Purchase Right granted hereunder, and the remainder shall be delivered in respect of the Kef Stock Purchase Agreement, such that on the date hereof Warrants for the purchase of

Two Million One Hundred Thousand (2,100,000) shares of common stock of Buyer (as may be adjusted pursuant to the terms and condition of such Warrant) are being delivered to the Stockholders pursuant to this Agreement, and warrants for the purchase of Nine Hundred Thousand (900,000) shares of common stock of Buyer (as may be adjusted pursuant to the terms and conditions of such warrant) are being delivered to the Stockholders pursuant to the Kef Stock Purchase Agreement) and (B) the Registration Rights Agreement substantially in the form of Exhibit B (“Registration Rights”) and (ii) pay to the Stockholder Representative Three Hundred and Fifty Thousand Dollars ($350,000) by wire transfer of immediately available funds to the following account:

Bank Name:	CITIBANK NA
ABA/Routing#:	021000089
Account #:	34828068
Account Name:	Deerfield Management Co. LP
Ref:	Series C
     2.3 Consideration for Stock Purchase.
     (a) In the event the Buyer exercises the Stock Purchase Right, the aggregate consideration to be paid by the Buyer to the Stockholders for the Shares shall be equal to the Stock Purchase Base Price plus (i) if the IND is owned by the Corporation as of the Closing Date, an amount equal to (A) Eight Million Four Hundred Thousand Dollars ($8,400,000), plus (B) the amount of Cash held by the Corporation on the Closing Date, minus (C) the amount of accrued, unpaid Taxes owed by the Corporation, minus (D) all accrued payment obligations then owed under Contracts, other than the Related Agreements, entered into by the Corporation, and minus (E) the amount of any Stock Purchase Period Extension Payments made by Buyer, or (ii) if the IND is not owned by the Corporation as of the Closing Date, an amount equal to (v) Six Million Three Hundred Thousand Dollars ($6,300,000), plus (w) the amount of Cash held by the Corporation on the Closing Date, minus (x) the amount of accrued, unpaid Taxes owed by the Corporation, minus (y) all accrued payment obligations then owed under Contracts, other than the Related Agreements, entered into by the Corporation, and minus (z) the amount of any Stock Purchase Period Extension Payments made by Buyer (as applicable under clause (i) or (ii), the “Purchase Price”). The Stockholder Representative shall provide written notice (the “Adjustment Notice”) of the amount of any adjustments made pursuant to clauses (B), (C) and (D) or clauses (w), (x) and (y), as appropriate, no later than five (5) Business Days prior to the Closing Date. At Closing, the Buyer shall pay the Purchase Price to the Stockholders by wire transfer of immediately available funds to an account or accounts designated in writing by the Stockholder Representative at least two (2) Business Days prior to the Closing Date. The Purchase Price shall be allocated among the Stockholders pro rata in accordance with the number of the Shares held by each Stockholder.
     (b) The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state or local tax Law. If the Buyer so deducts and withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which the Buyer made such deduction and withholding. The Parties shall reasonably cooperate to minimize such withholding amounts.
     2.4 Term and Extension. The Buyer shall have the authority to exercise the Stock Purchase Right solely according to the following timetable:
     (a) The Stock Purchase Right shall terminate at 5:00 p.m. on June 30, 2008 (the “Initial Termination Time”); provided, that Buyer shall have the option to extend the Stock Purchase Right beyond the Initial Termination Time to 5:00 p.m. on December 31, 2008 (the “First Extended Termination Time”), by delivering to the Corporation prior to the Initial Termination Time a written notice of extension and a Stock Purchase Period Extension Payment in an amount equal to (i) One Million Two Hundred Sixty Thousand ($1,260,000) if the IND is owned by the Corporation at the time of such payment or (ii) Nine Hundred Fifty Thousand Dollars ($950,000) if the IND is not owned by the Corporation at the time of such payment.
     (b) In the event that Buyer exercises its option to extend the Stock Purchase Right, as set forth in Section 2.4(a), the Stock Purchase Right shall terminate on the First Extended Termination Time; provided, that Buyer shall have the option to further extend the Stock Purchase Right beyond the First Extended Termination Time to 5:00 p.m. on September 30, 2009 (the “Second Extended Termination Time”), by delivering to the Corporation prior to the First Extended Termination Time, a written notice of extension along with a Stock Purchase Period Extension Payment in an amount equal to (i) Four Million Two Hundred Thousand Dollars ($4,200,000) if the IND is owned by the Corporation at the time of such payment or (ii) Three Million One Hundred Fifty Thousand Dollars ($3,150,000) if the IND is not owned by the Corporation at the time of such payment.
     (c) In the event that Buyer exercises its option to extend the Stock Purchase Right, as set forth in Sections 2.4(a) and 2.4(b), the Stock Purchase Right shall terminate on the Second Extended Termination Time; provided, that Buyer shall have the option to further extend the Stock Purchase Right beyond the Second Extended Termination Time to 5:00 p.m. on November 1, 2012 (the “Third Extended Termination Time”), by delivering to the Corporation prior to the Second Extended Termination Time, a written notice of extension along with a Stock Purchase Period Extension Payment in an amount equal to (i) Two Million Nine Hundred Forty Thousand Dollars ($2,940,000) if the IND is owned by the Corporation at the time of such payment or (ii) Two Million Two Hundred Thousand Dollars ($2,200,000) if the IND is not owned by the Corporation at the time of such payment.
     (d) Notwithstanding Sections 2.4(a)-(c), no Stock Purchase Period Extension Payment shall extend the Stock Purchase Right unless an extension payment is simultaneously made pursuant to Section 2.4(a) and Section 2.4(b), as applicable, of the Kef Stock Purchase Agreement.
     (e) At any time prior to the expiration of the Stock Purchase Period, the Buyer may exercise the Stock Purchase Right by delivery to the Stockholder Representative of a written notice (the “Stock Purchase Notice”) substantially in the form of Exhibit C. The Stock Purchase Notice shall constitute a binding obligation of the Buyer to purchase, and the Stockholders to sell, all of the Shares pursuant to the terms and conditions of this Agreement. The Stock

Purchase Notice may be delivered on any Business Day during the Stock Purchase Period and shall specify a Closing Date for the Stock Purchase, which shall be a Business Day not earlier than ten (10), nor later than thirty (30), days after the date of the Stock Purchase Notice (the “Target Closing Date”).
     2.5 Termination. Notwithstanding the term of the Stock Purchase Right, including any extension of the Stock Purchase Right pursuant to Sections 2.4(a)-(c), the Stock Purchase Right shall terminate immediately and in its entirety if:
     (a) The Registration License terminates; or
     (b) The Patent Sublicense between Kef and Buyer, having previously been executed, terminates;
     2.6 Closing. The closing of the Stock Purchase (the “Closing”) shall take place at the offices of Robinson, Bradshaw & Hinson, P.A., in Charlotte, North Carolina, commencing at 10:00 a.m., local time, on a Business Day within the Stock Purchase Period, or on such other date or at such other time or place as the Buyer and the Stockholder Representative shall agree. The Closing shall be effective as of 5:00 p.m. on the Closing Date (the “Effective Time”), and all actions scheduled in this Agreement for the Closing Date shall be deemed to occur simultaneously at the Effective Time, except as otherwise contemplated hereby or as expressly agreed in writing by the parties.
     2.7 Closing Obligations. At the Closing:
     (a) The Stockholders shall deliver to the Buyer:
     (i) To the extent the Shares are certificated, certificates representing the Shares, duly endorsed in blank (or accompanied by duly executed stock powers in blank), and to the extent the Shares are not certificated, duly executed instruments of assignment in form and substance reasonably satisfactory to the Buyer, in each case in proper form for transfer free and clear of all Encumbrances;
     (ii) each document required to be delivered by the Stockholders and the Stockholder Representative to the Buyer under Section 7.2.
     (iii) a certification issued by the Corporation substantially in the form of Exhibit D attached hereto pursuant to Treasury Regulation Section 1.1445-2(c) certifying that the Corporation is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     (b) The Buyer shall deliver to the Stockholders:
     (i) the Purchase Price by wire transfer of immediately available funds to an account or accounts specified by the Stockholder Representative in writing to the Buyer not later than two (2) Business Days prior to the Closing Date;

     (ii) each document required to be delivered by the Buyer to the Stockholders under Section 7.3.
     2.8 Required Stock Purchase Upon Change in Control. If at any time prior to the expiration or termination of the Stock Purchase Right, Buyer enters into an agreement that would, upon consummation, result in a Change in Control of Buyer, or if a Change in Control of Buyer occurs, Buyer shall give written notice of such event to the Stockholder Representative, including the date of the anticipated or actual Change in Control. Upon a Change in Control of Buyer at any time during the Stock Purchase Period, Buyer shall be required to exercise its Stock Purchase Right and shall consummate the Stock Purchase (i) if practicable, simultaneously with the Change in Control, or (ii) if (i) is not practicable, as soon as possible thereafter, in all cases subject to the Conditions set forth in Sections 7.1, 7.2, and 7.3.
     2.9 Required Stock Purchase of Kef. Notwithstanding any provision in Section 2.1, the right of the Buyer to exercise the Stock Purchase Right shall be subject to the condition precedent that the Buyer shall have purchased, pursuant to the Kef Stock Purchase Agreement, all of the capital stock of Kef and shall have paid and delivered all of the consideration to be paid and delivered by the Buyer pursuant to the Kef Stock Purchase Agreement.
ARTICLE III
REPRESENTATIONS RELATING TO THE CORPORATION
     The Stockholders and the Corporation jointly and severally represent to the Buyer that:
     3.1 The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Corporation has the requisite corporate power and authority to own, lease and use the properties and assets that it owns, leases and uses and to conduct its business as presently conducted.
     3.2 The authorized, issued and outstanding capital stock of the Corporation consists only of the Shares. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. All of the Shares are owned by the Stockholders as set forth in Appendix 1. Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of the Corporation; (ii) securities of the Corporation which are or may become convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in the Corporation; (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options, or other rights that grant or may grant the right to acquire from the Corporation, or obligations of the Corporation to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, the Corporation, or obligations of the Corporation to grant, extend or enter into any such agreement or commitment; or (iv) obligations of the Corporation to repurchase, redeem or otherwise acquire any outstanding securities of the Corporation, or to vote or to dispose of any shares of the capital stock of the Corporation. There is no capital stock of the Corporation reserved for issuance for any purpose. All of the outstanding equity securities of the Corporation have been offered and issued in compliance with all applicable federal and state securities laws, including “blue sky” laws.
     3.3 There are no agreements, arrangements, proxies or understandings that restrict or otherwise affect the transfer of any of the Shares except as set forth in this Agreement.
     3.4 The Corporation has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by the Corporation and the Stockholders. This Agreement has been duly executed and delivered by the Corporation and constitutes the legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.
     3.5 The signing, delivery and performance of this Agreement by the Corporation is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate of incorporation, bylaws or other formation documents of the Corporation, or of any material agreement or instrument binding on the Corporation, or of any applicable law, Order, writ, injunction or decree of any Governmental Authority, except for such prohibition, limitation or default as would not prevent consummation by the Corporation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Corporation, and the Corporation’s compliance with the terms and provisions hereof, do not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default, with or without the passage of time and the giving of notice, under any Contract or other instrument or obligation binding or affecting the Corporation or the Corporation’s property, including the Purchased Assets.
     3.6 There is no action, suit, litigation, Proceeding, claim, governmental investigation or administrative action pending or, to the Stockholders’ Knowledge, threatened, directly or indirectly involving the Corporation or the transactions contemplated hereby or the Corporation’s ability to perform its obligations hereunder. The Corporation is not a party or subject to or in default under any judgment, Order, injunction or decree of any Governmental Authority or arbitration tribunal applicable to the Corporation or its property.
     3.7 No insolvency Proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, has been commenced by or against the Corporation or any of its assets or properties, nor, to the Stockholders’ Knowledge, is any such Proceeding threatened. Neither the Stockholders nor the Corporation contemplates, nor has the Corporation or any Stockholder taken any action in contemplation of, the institution of any such insolvency Proceedings.
     3.8 No broker, investment banker, agent, finder or other intermediary acting on behalf of the Corporation or under the authority of the Corporation is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

     3.9 The Corporation’s assets, other than Cash, consist solely of the Purchased Assets. The Corporation has no Liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be closed, other than those Liabilities and obligations created by this Agreement and the Related Agreements. The Corporation does not own any interest in any other corporation, partnership, association, joint venture or other entity and, thus, has no subsidiaries.
     3.10 There are no Encumbrances upon any of the Shares other than those created by this Agreement.
     3.11 None of the Shares has been issued in violation of any Legal Requirement, the certificate of incorporation or bylaws of the Corporation, or any Contract to which the Corporation may be subject, bound or a party or in violation of any preemptive, subscription or similar rights.
     3.12 Except as set forth on Schedule 3.12, from the date of the Corporation’s incorporation, except as contemplated by this Agreement, there has not been any:
     (a) change in the Corporation’s authorized or issued capital stock;
     (b) disposition by the Corporation of any of the Purchased Assets; or
     (c) agreement, whether oral or written, by the Corporation to do any of the foregoing.
     3.13 The Corporation is in compliance with all applicable Legal Requirements, except (i) Legal Requirements constituting obligations of the Buyer that have been assumed by the Corporation or (ii) Legal Requirements to be performed or satisfied by the Buyer pursuant to the Related Agreements.
     3.14 The Corporation has not received any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any Legal Requirement.
     3.15 The Corporation was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Related Agreements. The Corporation has not owned, operated or conducted and, other than its acquisition of the Purchased Assets pursuant to the Lex Asset Purchase Agreement, will not own, operate or conduct any assets, businesses or activities other than in connection with its organization, the negotiation and execution of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.
     3.16 No Governmental Authorization is required by the Corporation in connection with the execution or delivery by the Corporation of this Agreement or the performance by the Corporation of the Corporation’s obligations under this Agreement, except for any Governmental Authorizations that result from the specific legal or regulatory status of the Buyer or as a result of any other facts that specifically relate to the business or activities in which the Buyer is engaged. Neither the execution and delivery of this Agreement by the Corporation nor the performance of the Corporation’s obligations hereunder or thereunder shall (with or without notice or lapse of time) (i) result in the creation of any Encumbrance upon the Shares or (ii)

conflict with or violate any Legal Requirement applicable to the Corporation, except for any Legal Requirements that result from the specific legal or regulatory status of the Buyer or as a result of any other facts that specifically relate to the business or activities in which the Buyer is engaged.
     3.17 The Board of Directors of the Corporation and the Stockholders have approved this Agreement and the transactions contemplated hereby.
     3.18 EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III AND IN ARTICLE IV, NEITHER THE STOCKHOLDERS NOR THE CORPORATION MAKES, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER ABOUT THE CORPORATION.
ARTICLE IV
REPRESENTATIONS RELATING TO THE STOCKHOLDERS
     Each Stockholder represents to the Buyer, solely with respect to itself, that:
     4.1 Organization. Such Stockholder is a limited partnership, corporation or limited company, as applicable, and is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Stockholder has all requisite power and authority to own, lease and operate its properties and assets that it owns, leases and uses and to conduct its business as presently conducted.
     4.2 Authority; Enforceability. Such Stockholder has the requisite legal power and authority to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by such Stockholder in connection herewith (collectively, the “Stockholder Documents”) and (ii) perform its obligations hereunder and thereunder, and such execution, delivery and performance have been duly and validly authorized by such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes, and upon execution and delivery by such Stockholder of each Stockholder Document to which such Stockholder is a party, each such Stockholder Document will constitute, a legal, valid and binding obligation of such Stockholder, enforceable against the Stockholder in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors’ rights generally or by general principles of equity.
     4.3 No Violation; Enforceability. The signing, delivery and performance of this Agreement by such Stockholder is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the limited partnership agreement or other formation documents of such Stockholder, or of any material agreement or instrument binding on such Stockholder, or of any applicable law, Order, writ, injunction or decree of any Governmental Authority, except for such prohibition, limitation or default as would not prevent consummation by such Stockholder of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Stockholder and such Stockholder’s compliance with the terms and provisions hereof, do not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default, with or without the passage of time and the giving of notice, under any Contract or other instrument or obligation binding or affecting such Stockholder or such Stockholder’s property.
     4.4 No Proceedings. There is no action, suit, litigation, Proceeding, claim, governmental investigation or administrative action pending or, to the Stockholders’ Knowledge, threatened, directly or indirectly involving such Stockholder or the transactions contemplated hereby or such Stockholder’s ability to perform its obligations hereunder. Such Stockholder is not a party or subject to or in default under any judgment, Order, injunction or decree of any Governmental Authority or arbitration tribunal applicable to such Stockholder or its property.
     4.5 Financial Condition. No insolvency Proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, has been commenced by or against such Stockholder or any of its assets or properties, nor, to the Stockholders’ Knowledge, is any such Proceeding threatened. Such Stockholder does not contemplate, and has not taken any action in contemplation of, the institution of any such insolvency Proceedings.
     4.6 Consents and Approvals; No Violation.
     (a) No Governmental Authorization is required by such Stockholder in connection with the execution or delivery by such Stockholder of this Agreement or the Stockholder Documents to which such Stockholder is a party, or the performance by such Stockholder of the Stockholder’s obligations under this Agreement or the Stockholder Documents to which such Stockholder is a party, except for any Governmental Authorizations (i) that are not material or (ii) that result from the specific legal or regulatory status of the Buyer or as a result of any other facts that specifically relate to the business or activities in which the Buyer is engaged.
     (b) Neither the execution and delivery of this Agreement and the Stockholder Documents by such Stockholder nor the performance of such Stockholder’s obligations hereunder or thereunder shall (with or without notice or lapse of time) conflict with or violate any Legal Requirement applicable to such Stockholder, except for any Legal Requirements (i) that are not material or (ii) that result from the specific legal or regulatory status of the Buyer or as a result of any other facts that specifically relate to the business or activities in which the Buyer is engaged.
     4.7 Capital Stock. Such Stockholder is the record and beneficial owner of the number of Shares listed next to its name on Appendix 1, free and clear of any Encumbrances or adverse claims (other than restrictions under applicable Legal Requirements).
     4.8 Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of such Stockholder or under the authority of such Stockholder is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.
     4.9 No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV, NEITHER THE STOCKHOLDERS NOR THE CORPORATION MAKES, AND NO PARTY SHALL BE ENTITLED TO RELY

UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER ABOUT THE STOCKHOLDERS.
ARTICLE V
REPRESENTATIONS RELATING TO THE BUYER
     The Buyer represents to the Stockholders and the Stockholder Representative:
     5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization. The Buyer has the requisite corporate power and authority to own, lease and use the properties and assets that it owns, leases and uses and to conduct its business as presently conducted.
     5.2 Authority; Enforceability. The Buyer has the requisite legal power and authority to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by the Buyer in connection herewith (collectively, the “Buyer Documents”) and (ii) perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer, and no other Proceedings on the part of the Buyer are necessary to authorize this Agreement or any of the Buyer Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes, and upon execution and delivery by the Buyer of each Buyer Document, each Buyer Document will constitute, a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors’ rights generally or by general principles of equity.
     5.3 Consents and Approvals; No Violation.
     (a) No Governmental Authorization is required by the Buyer in connection with the execution or delivery by the Buyer of this Agreement or the Buyer Documents, or the performance of the Buyer’s obligations under this Agreement or the Buyer Documents.
     (b) Neither the execution and delivery of this Agreement and the Buyer Documents by the Buyer nor the performance of the Buyer’s obligations hereunder or thereunder shall (with or without notice or lapse of time): (i) conflict with or violate any provision of the articles or certificate of incorporation or bylaws of the Buyer or any resolution adopted by the board of directors or stockholders of the Buyer, (ii) conflict with or breach any of the terms or provisions of, or give any Person a right to declare a default or exercise any remedy under, any Contract binding on the Buyer or (iii) conflict with or violate any Legal Requirement applicable to the Buyer, but excluding from the foregoing clauses (ii) and (iii) conflicts, breaches, defaults, remedies and violations that would not be reasonably likely, either individually or in the aggregate, to adversely affect the Buyer’s ability to consummate the transactions contemplated by this Agreement.

     5.4 Compliance With Laws. Except as set forth on Schedule 5.4, the Buyer is in compliance with all Legal Requirements applicable to the Buyer, except where any such non-compliance would not reasonably be expected to adversely affect the Buyer’s ability to consummate the transactions contemplated by this Agreement. Except as set forth on Schedule 5.4, the Buyer has not received, at any time since October ___, 2007, any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any Legal Requirement, except with respect to any violations or failures to comply that would not adversely affect the Buyer’s ability to consummate the transactions contemplated by this Agreement.
     5.5 Litigation. Except as set forth on Schedule 5.5, there are no Proceedings that are pending against or, to the Buyer’s Knowledge, threatened against the Buyer that would adversely affect its ability to consummate the transactions contemplated by this Agreement. The Buyer is not subject to any Order that could affect the enforceability of this Agreement against the Buyer or that would adversely affect the Buyer’s ability to consummate the transactions contemplated by this Agreement.
     5.6 Investment Interest. The Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and is acquiring the Shares for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any distribution within the meaning of Section 2(11) of the Securities Act. The Buyer understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Stockholders in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.
     5.7 Brokers. No broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or under the authority of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.
     5.8 No Other Representations. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, THE BUYER DOES NOT MAKE, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION AS TO ANY FACT OR MATTER ABOUT THE BUYER.
ARTICLE VI
COVENANTS
     6.1 Tax.
     (a) From the date that the Stock Purchase Right is exercised to the Closing Date, the Corporation will not:
          (1) make any new Tax election except as described in Section 6.1(b)(4) below;

          (2) consent to any claim or assessment relating to any material taxes or any waiver of the statute of limitations for any such claim or assessment;
          (3) settle or compromise any Tax Liability or refund;
          (4) change or adopt a Tax accounting method or file any amended Tax Return without the Buyer’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed); or
          (5) amend, refile or otherwise modify any Tax election or Tax Return.
     (b) From the date the Stock Purchase Right is exercised to the Closing Date, the Corporation will:
          (1) accrue a Liability in its books and records and financial statements in accordance with GAAP for Taxes payable by the Corporation for the period ending with the Closing Date;
          (2) promptly notify the Buyer of any Tax Proceeding initiated against the Corporation where an adverse determination could result in a material Tax Liability or materially and adversely affect the Tax attributes of the Corporation;
          (3) provide the Buyer with copies of any income Tax Return that the Corporation is required to file or elects to file prior to the Effective Time; or
          (4) For purposes of apportioning a Tax to any Straddle Period, the parties hereto shall treat the Closing Date as the last day of such Straddle Period (i.e., the parties shall “close the books” on such date) and shall elect to do so if permitted by applicable law.
     (c) From the date hereof to the Closing Date, the Corporation will timely file all Tax Returns required to be filed by it during such period and will pay when due all Taxes due and payable by the Corporation during such period.
     6.2 Operations During Purchase Period. From the date of this Agreement through the expiration or termination of the Stock Purchase Right, the Corporation shall, and the Stockholders and Stockholder Representative shall cause the Corporation to, preserve its business organization intact. Without limiting the foregoing, the Corporation shall not, and the Stockholders and Stockholder Representative shall not cause the Corporation to, do any of the following without the prior written consent of the Buyer:
     (a) amend its Certificate of Incorporation, By-laws or other similar organizational and operational documents;
     (b) redeem or otherwise acquire any shares of its capital stock, equity securities or other equity interests or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock, equity securities or other equity interests;

     (c) incur or assume any Liabilities for borrowed money or obligations for borrowed money;
     (d) permit, allow or suffer any of its assets to be subject to any Encumbrance other than any Encumbrance created by the activities of Buyer under any of the Related Agreements;
     (e) cancel any material indebtedness or waive any claims or rights of substantial value;
     (f) sell, transfer or lease any of the Purchased Assets except pursuant to the Related Agreements;
     (g) make any material change in any method of accounting or accounting practice or policy other than those required by GAAP;
     (h) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
     (i) acquire or agree to acquire any assets or incur or agree to incur any Liabilities other than (A) pursuant to the Related Agreements or (B) Liabilities under Contracts for services related to the ongoing management of the Purchased Assets; provided, however, that any such Contract is entered into only to the extent that the Corporation has made a good faith determination that the Stock Purchase Right will not be exercised;
     (j) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (excluding sales of inventory in the ordinary course of business consistent with past practices) other than pursuant to the Related Agreements;
     (k) enter into, amend, revise, renew or terminate any Contract other than (A) the Related Agreements or (B) Contracts for services related to the ongoing management of the Purchased Assets; provided, however, that any such Contract is entered into only to the extent that the Corporation has made a good faith determination that the Stock Purchase Right will not be exercised;
     (l) make any commitments for capital expenditures;
     (m) fail to use its best efforts to preserve its present business organization intact;
     (n) initiate or settle any litigation;
     (o) otherwise own, operate or conduct any assets, businesses or activities other than in connection with its organization, the negotiation and execution of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby; or
     (p) agree to any of the foregoing.

     6.3 Preservation of Shares. No Shareholder shall (a) sell, lease or otherwise dispose of any Shares or (b) permit, allow or suffer any Shares to be subject to any Encumbrance, in each case until the expiration or termination of the Stock Purchase Right.
     6.4 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements as promptly as practicable, including, without limitation, the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the Related Agreements and the taking of such commercially reasonable actions as are necessary to obtain any requisite consents, Orders, exemptions or waivers by any Governmental Authority or any other Person. Each Party shall promptly consult with the other Party with respect to, provide the other Party any necessary information with respect to and provide the other Party (or its counsel) copies of, all filings made by such Party with any Governmental Authority or any other Person or any other information supplied by such Party to a Governmental Authority or any other Person in connection with this Agreement and the Related Agreements and the transactions contemplated by this Agreement and the Related Agreements. From time to time after the Closing, without additional consideration, each Party will execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by each other Party to make effective the transactions contemplated by this Agreement and to provide each other Party with the benefits of this Agreement.
ARTICLE VII
CLOSING CONDITIONS
     7.1 Mutual Condition. The obligation of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements) of the following conditions:
     (a) No Legal Requirement, temporary restraining Order, preliminary injunction or permanent injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by this Agreement.
     (b) The Buyer shall have delivered to the Stockholder Representative the Stock Purchase Notice.
     7.2 Buyer’s Conditions. The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements) of the following conditions:
     (a) Each of the representations and warranties of the Corporation and each Stockholder set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects, in each case as of (i) the date of this Agreement; (ii) the Closing Date as though made on and as of the Closing Date; and (iii) in the case of Section 3.13 only, the date of the Stock Purchase Notice, as though made on and as of the date of the Stock Purchase Notice, except where the failure or failures to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) The Corporation and each Stockholder shall have performed in all material respects all obligations and complied with all covenants required to be performed by it under this Agreement at or prior to the Closing.
     (c) The Stockholder Representative shall have delivered to the Buyer a certificate certifying the matters set forth in Sections 7.2(a) and (b).
     (d) The Stockholders shall have delivered the items required to be delivered pursuant to Section 2.7.
     (e) Since the date of the Stock Purchase Notice, there shall not have occurred any event or existed any circumstances that has had or that could reasonably be expected to have a Material Adverse Effect.
     (f) Other than the Shares, all equity securities and options, rights, warrants and other rights, claims upon or interests in or to the equity of the Corporation shall have been terminated or canceled prior to or in connection with the Closing, with no Liability to the Buyer therefor.
     7.3 Stockholders’ Conditions. The obligation of the Corporation and the Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements) of the following conditions:
     (a) Each of the representations and warranties of the Buyer set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except where the failure or failures to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) The Buyer shall have performed in all material respects all obligations and complied with all covenants required to be performed by it under this Agreement at or prior to the Closing.
     (c) The Buyer shall have delivered to the Stockholders a certificate certifying the matters set forth in Sections 7.3(a) and (b) executed by a duly authorized officer of the Buyer.

ARTICLE VIII
INDEMNIFICATION
     8.1 Survival. All representations, warranties, covenants and agreements made by Seller and Buyer in this Agreement and the documents to be executed in connection with this Agreement shall survive the Closing.
     8.2 Indemnification by the Stockholders. Subject to the limitations set forth in this Article VIII, after the Closing the Stockholders shall indemnify and hold harmless the Buyer from, and shall pay to the Buyer, any and all Damages arising, directly or indirectly, from or in connection with:
     (a) the breach of any of the representations, warranties, covenants or agreements of any Shareholder or the Corporation contained in this Agreement or the Related Agreements;
     (b) any Liability of the Corporation arising prior to the Closing Date other than (i) obligations arising solely from the Corporation’s ownership of the Purchased Assets, (ii) Liabilities that have been reflected in the computation of the Purchase Price, and (iii) Liabilities caused by the acts or omissions of Buyer, but only to the extent such Liabilities are caused by the acts or omissions of Buyer;
     (c) the violation by the Corporation or any Stockholder of any Legal Requirement, or any gross negligence or willful misconduct of the Corporation or any Stockholder, or the performance by the Corporation or any Stockholder of its obligations under this Agreement or any of the Related Agreements; and
     (d) any Liability of the Corporation under Contracts, other than the Related Agreements, entered into by the Corporation that is not included as an adjustment to the Purchase Price pursuant to Section 2.3(a).
     8.3 Indemnification by Buyer. Subject to the limitations set forth in this Article VIII, after the Closing the Buyer shall indemnify and hold harmless the Stockholders for, and shall pay to the Stockholders, any and all Damages arising, directly or indirectly, from or in connection with:
     (a) the breach of any of the representations, warranties, covenants or agreements of the Buyer contained in this Agreement or the Related Agreements; and
     (b) the violation by the Buyer of any Legal Requirement, or any gross negligence or willful misconduct of the Buyer, or the performance by the Buyer of its obligations under this Agreement or any of the Related Agreements.
     8.4 Procedure for Indemnification – Third-Party Claims.
     (a) If any Person shall claim indemnification hereunder arising from any claim or demand of a third party, the party seeking indemnification (the “Indemnified Party”) shall notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the basis for such claim or demand and such notice shall set forth the nature of the claim or demand in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the defense of such claim or demand is prejudiced by the failure to give such notice.
     (b) If any Proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 8.4(a), the Indemnifying Party may assume the settlement or defense of such Proceeding. The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such Proceeding and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party. If the Indemnified Party assumes the defense of such Proceeding because of the failure of the Indemnifying Party to conduct such defense in good faith, the fees and expenses of such counsel shall be paid by the Indemnifying Party. The Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense or settlement of such Proceeding. If the Indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (i) there is no finding or admission of any violation of Legal Requirements or the rights of any Person by the Indemnified Party and no Material Adverse Effect on the Indemnified Party with respect to any other claims that may be made against it, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.
     (c) If (i) notice is given to the Indemnifying Party of the commencement of any third-party Proceeding and the Indemnifying Party does not, within ten (10) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, or (ii) having assumed the defense of such Proceeding, the Indemnifying Party fails to conduct such defense in good faith, then the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim; provided that no compromise or settlement of such claim may be affected by the Indemnified Party without the Indemnifying Party’s consent, if (A) the Indemnifying Party will be liable for any amounts to be paid to compromise or settle the claim, (B) there is a finding or admission of any violation by the Indemnifying Party of any Legal Requirement or the rights of any Person, or (C) the compromise or settlement would have a Material Adverse Effect on the Indemnifying Party with respect to any other claims that may be made against it. The Indemnifying Party shall reimburse the Indemnified Party for the costs and expenses of defending against the third-party claim (including reasonable attorneys’ fees and expenses) and the Indemnifying Party shall remain responsible for any Damages arising from or related to such third-party claim to the extent provided in this Article VIII. The Indemnifying Party may elect to participate in such Proceedings, negotiations or defense at any time at its own expense.
     8.5 Limitation on Damages.
     (a) Notwithstanding anything set forth herein to the contrary, all Damages recoverable by an Indemnified Party shall be net of any proceeds such Indemnified Party recovers, or is entitled to recover, under any applicable insurance coverage and any amounts such Indemnified Party recovers, or is entitled to recover, from third parties, except to the extent such recoveries have or are reasonably expected to result in future or retroactive premium increases (any such net recovered amount, an “Insurance Recovery”). Accordingly, the amount that an Indemnifying Party is required to pay to any Indemnified Party will be reduced by any Insurance Recovery; provided, however, that any Damages described in Section 8.2 or 8.3 that are incurred by an Indemnified Party shall be paid or, in the case of amounts that may be insured, advanced, promptly by the Indemnifying Party and shall not be delayed pending any determination as to the availability of any Insurance Recovery. If an Indemnified Party receives a payment required to be made under this Article VIII from an Indemnifying Party in respect of any Losses and subsequently receives any Insurance Recovery, then the Indemnified Party shall promptly pay such Insurance Recovery to the Indemnifying Party.
     (b) Upon any payment of Damages to an Indemnified Party, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to the Damages to which such indemnification relates to the extent of the amount of such payment.
     (c) The Indemnified Party shall have no right to recover consequential, punitive or multiplied damages except to the extent the Indemnified Party is liable to a third party for such damages.
     8.6 Tax Treatment of Indemnity. Notwithstanding anything to the contrary in Article VIII, any Tax or other amount for which indemnification is provided under this Agreement shall be treated as an adjustment to the Purchase Price.
ARTICLE IX
GENERAL PROVISIONS
     9.1 No Joint Venture. The relationship between the Parties is that of independent contractors. The Parties are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. No Party shall have the power to bind or obligate any other in any manner.
     9.2 Expenses. Each Party shall pay all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated hereby, including in each case all fees and expenses of investment bankers, finders, brokers, agents, representatives, consultants, counsel and accountants.
     9.3 Amendment and Modification. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by the Party against whom such amendment, modification or supplement is sought to be enforced.
     9.4 Waiver of Compliance; Consents. The rights and remedies of the Parties are cumulative and not alternative and may be exercised concurrently or separately. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one

Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Any consent required or permitted by this Agreement is binding only if in writing.
     9.5 Stockholder Representative. Each Stockholder hereby irrevocably appoints and authorizes the Stockholder Representative to act as its representative and attorney-in-fact with full authority, in the Stockholder Representative’s sole discretion, to (i) negotiate, defend, pursue, settle and pay any indemnification claims, (ii) execute and deliver, as Stockholder Representative and as attorney-in-fact for each Stockholder, and to take all actions required of the Stockholders under, this Agreement and any other agreement or document required to be executed by the Stockholders in connection with the transactions contemplated by this Agreement and (iii) take any other action that may be necessary or desirable on behalf of the Stockholders in connection with this Agreement or any other agreement or document required to be delivered in connection herewith or in connection with the transactions contemplated by this Agreement. The appointment of the Stockholder Representative by each Stockholder as its attorney-in-fact hereunder is coupled with an interest and irrevocable. Subject to the limitations set forth in this Section 9.5, the Stockholder Representative shall act as the representative of the Stockholders with respect to any such act or decision to be taken or made hereunder, and the Buyer shall be entitled conclusively to rely upon any representation of the Stockholder Representative with respect to any act, decision, consent or approval of the Stockholders. Notice sent to the Stockholder Representative pursuant to Section 9.6 shall have the same force and effect as if delivered to each of the Stockholders. The Stockholders shall be responsible for all costs and expenses incurred by the Stockholder Representative in connection with his duties contemplated by this Agreement. Neither the Buyer nor the Corporation shall be held liable or accountable for any act or omission of the Stockholder Representative.
     9.6 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission, or (iii) sent certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a Party as shall be specified by like notice):
     If to the Stockholders or Stockholder Representative, to:

Deerfield Management L.P.
780 3rd Avenue, 37th Floor
New York, New York 10017
Attention: James E. Flynn
Facsimile:

Copy to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: David J. Clark
Facsimile: (704) 373-3990

If to Buyer, to:	MiddleBrook Pharmaceuticals, Inc.
20425 Seneca Meadows Parkway
Germantown, Maryland 20876
Attention: Edward M. Rudnic, Ph.D.
Facsimile: (301) 944-6700

Copy to:	Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attn: Frederick W. Kanner, Esq.
Facsimile: (212) 259-6333
Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day; (y) if sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such confirmation; or (z) if sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a Business Day, on the first Business Day after delivery. Notices and other communications sent via facsimile must be followed by notice delivered by hand or by overnight delivery service as set forth herein within five (5) Business Days.
     9.7 Publicity. Neither Party shall issue any press release or any other form of public disclosure regarding the existence of this Agreement or the terms hereof, or use the name of the other Party hereto in any press release or other public disclosure without the prior written consent of the other Party, except (i) for those disclosures and notifications contemplated by this Agreement and (ii) as required by any Legal Requirement and solely to the extent necessary to satisfy such Legal Requirement.
     9.8 Assignment; No Third-Party Rights. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of each other Party; provided, however, that the Stockholders may transfer any number of Shares to any other Stockholder without prior written consent. This Agreement and its provisions are for the sole benefit of the Parties to this Agreement and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim.
     9.9 Governing Law. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, including any fraud claims, shall be governed by the internal laws and judicial decisions of the State of New York, without regard to principles of conflicts of laws.
     9.10 Access to Records. Each Party shall provide the other Party with access to all relevant documents and other information pertaining to the Purchased Assets that are needed by such other Party for the purposes of preparing Tax Returns or responding to an audit by any Governmental Authority or for any other reasonable purpose.
     9.11 Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives any Party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.
     9.12 Construction. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
     9.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each Party shall promptly deliver to the others such number of original executed copies as the other Party may reasonably request.
     9.14 Entire Agreement. This Agreement, including the Related Agreements, Appendices, Schedules, Annexes and Exhibits, constitutes the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof. The Related Agreements, Appendices, Schedules, Annexes and Exhibits hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the Parties and their representatives with respect to the transactions contemplated by this Agreement.
[The remainder of this page is left blank intentionally.]

     IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

The Buyer: MIDDLEBROOK PHARMACEUTICALS, INC.
By:	/s/ Edward M. Rudnic
	Name:	Edward M. Rudnic, Ph.D.
	Title:	President and Chief Executive Officer

The Corporation: LEX PHARMACEUTICALS, INC.
By:	/s/ Peter W. Steelman
	Name:	Peter W. Steelman
	Title:	President

The Stockholder Representative: DEERFIELD MANAGEMENT L.P.
By:	/s/ James Flynn
	Name:	James Flynn
	Title:	General Partner

Signature Page to Stock Purchase Agreement

The Stockholders: DEERFIELD PRIVATE DESIGN INTERNATIONAL FUND, L.P.
By:	/s/ James Flynn
	Name:	James Flynn
	Title:	General Partner

DEERFIELD SPECIAL SITUATIONS FUND, L.P.
By:	/s/ James Flynn
	Name:	James Flynn
	Title:	General Partner

DEERFIELD SPECIAL SITUATIONS INTERNATIONAL LIMITED
By:	/s/ James Flynn
	Name:	James Flynn
	Title:	General Partner

DEERFIELD PRIVATE DESIGN FUND, L.P.
By:	/s/ James Flynn
	Name:	James Flynn
	Title:	General Partner

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APPENDIX 2
Definitions
     “Adjustment Notice” has the meaning set forth in Section 2.3(a).
     “Affiliate” means with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, is controlled by or is under common control with, such Person. For the purpose of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Stock Purchase Agreement, as it may hereafter be amended in accordance with its terms.
     “Assumed Liability” has the meaning given such term in the Lex Asset Purchase Agreement.
     “Business Day” means a day other than a Saturday, Sunday or day on which banks in the City of New York are authorized or required to be closed.
     “Buyer” has the meaning set forth in the introductory paragraph of this Agreement.
     “Buyer Documents” has the meaning set forth in Section 5.2.
     “Buyer’s Knowledge” means the actual knowledge of the Persons set forth on Annex A.
     “Cash” means unrestricted funds in bank accounts and financial instruments of high liquidity and safety.
     “Change in Control” means, a transaction or series of transactions (excluding any transactions solely among Affiliates of a Person) resulting in (i) a change in the ownership or control of 50% or more of its voting securities, (ii) a direct or indirect change in the power to elect 50% or more of the members of the Board of Directors or similar governing body of a Person, (iii) the sale, lease or other disposition of all or substantially all of its assets, (iv) a merger, consolidation or reorganization with or into another entity after which Affiliates of the original entity do not have “control” (as defined in the definition of “Affiliate”) of the surviving entity, or (v) any transfer, assignment, sale, lease, license or other disposition of any interests or rights in the Licensed Patents, except to the extent such interests or rights relate to the Products, as defined in the Lex Asset Purchase Agreement.
     “Closing” has the meaning set forth in Section 2.6.
     “Closing Date” means the date the Closing actually takes place.
     “Code” means the Internal Revenue Code of 1986, as amended.

A-2-1

     “Contract” means any note, bond, mortgage, indenture, contract, agreement, guaranty, lien, pledge, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, written or oral, to which a Person is a party or by which a Person or its assets or properties are bound.
     “Corporation” has the meaning set forth in the introductory paragraph of this Agreement.
     “Effective Time” has the meaning set forth in Section 2.6.
     “Encumbrance” means any security interest, mortgage, lien, pledge, charging order, warrant, option, conversion right, purchase right or other encumbrance of any sort.
     “First Extended Termination Time” has the meaning set forth in Section 2.4(a).
     “GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, applied on a basis consistent with the basis on which the Financial Statements were prepared.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city or county government, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted or given by or under the authority of any Governmental Authority.
     “IND” has the meaning set forth in the Lex Asset Purchase Agreement.
     “Indemnified Party” has the meaning set forth in Section 8.4(a).
     “Indemnifying Party” has the meaning set forth in Section 8.4(a).
     “Initial Termination Time” has the meaning set forth in Section 2.4(a).
     “Insurance Recovery” has the meaning set forth in Section 8.5.
     “Kef” has the meaning set forth in the Background Statement.
     “Kef Asset Purchase Agreement” means the certain Asset Purchase Agreement, dated as of the date hereof, between Kef and Buyer.
     “Kef Stock Purchase Agreement” has the meaning set forth in the Background Statement.
     “Law” means any foreign, federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Order, requirement or rule of law (including common law), as amended and in effect from time to time.

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     “Legal Requirement” means any federal, state, local or foreign statute, law, treaty, rule, regulation, Order, decree, writ, injunction or determination of any arbitrator, court or Governmental Authority and, with respect to any Person, includes all such Legal Requirements applicable or binding upon such Person, its business or the ownership or use of any of its assets.
     “Lex Asset Purchase Agreement” has the meaning set forth in the Background Statement.
     “Liabilities” means any and all debts, liabilities and obligations or any sort, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, including those arising under any Legal Requirement or Contract or otherwise.
     “Licensed Patents” has the meaning given such term in Section Error! Reference source not found. of the Kef Asset Purchase Agreement.
     “Material Adverse Effect” means (i) a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or Liabilities of a Person, and (ii) with respect to the Part 2 Assets, a material adverse effect on the value of such assets; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Material Adverse Effect: (a) any adverse effect, change or circumstance arising from or relating to (i) general business or economic conditions, including any such conditions as they relate to the Corporation or the Purchased Assets, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in generally accepted accounting principles, (v) changes in any Legal Requirements, (vi) the negotiation, execution, delivery, public announcement or the pendency of this Agreement, the Related Agreements or the transactions contemplated hereunder or thereunder, (vii) the loss of the services of any employee by reason of resignation, retirement, death or permanent disability, (viii) the taking of any action required by this Agreement or the Related Agreements in connection with the transactions contemplated hereunder or thereunder, or (viii) the financial performance or results of operations of such Person or any indicators or measures thereof and (b) any adverse effect, change, circumstance or effect on the Purchased Assets or the business of such Person that is cured by such Person before the earlier of (i) the Closing Date and (ii) the expiration of the Stock Purchase Period.
     “Order” means any binding order, judgment, ruling, subpoena or verdict rendered by any Governmental Authority or by any arbitrator.
     “Party” means the Buyer, any Stockholder or the Stockholder Representative, and “Parties” means all such Persons.
     “Patent Sublicense” means the Patent Sublicense Agreement, if any, executed pursuant to Section 3.4(e)(iii) of the Kef Asset Purchase Agreement.

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     “Permitted Encumbrances” means (i) all Encumbrances approved in writing by the Buyer; (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ liens or other like Encumbrances arising or incurred in the ordinary course of business for amounts which are not material and not yet due and payable; (iii) Encumbrances for Taxes and other governmental charges that are not due and payable or delinquent or which are being contested in good faith through appropriate Proceedings and (iv) Encumbrances arising under sales Contracts and equipment leases with third parties entered into in the ordinary course of business in respect of amounts still owing.
     “Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, Governmental Authority or other legal entity.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, conducted, or heard by or before any Governmental Authority or arbitrator.
     “Purchase Price” has the meaning set forth in Section 0.
     “Purchased Assets” has the meaning given such term in the Lex Asset Purchase Agreement.
     “Registration License” means the Registration and Trademark License Agreement, dated as of the date hereof, between the Buyer and the Corporation, as it may be extended, amended or supplemented.
     “Registration Rights” has the meaning set forth in Section 2.2.
     “Related Agreement(s)” means each and all of the agreements set forth in Exhibits to this Agreement as well as the Lex Asset Purchase Agreement, the Kef Asset Purchase Agreement and the Kef Stock Purchase Agreement and all of the agreements set forth in Exhibits thereto.
     “Second Extended Termination Time” has the meaning set forth in Section 2.4(b).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shares” has the meaning set forth in the Background Statement.
     “Stock Purchase” has the meaning set forth in Section 2.1.
     “Stock Purchase Base Price” means the product of Two Million Dollars ($2,000,000) and the Years Since Execution.
     “Stock Purchase Notice” has the meaning set forth in Section 2.4(c).

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     “Stock Purchase Period” means the period beginning as of the date of this Agreement and ending upon the earlier of (i) the exercise of the Stock Purchase Right or (ii) at the Initial Termination Time, unless extended pursuant to Section 2.4(a) or 2.4(b), or earlier if terminated pursuant to Section 2.5.
     “Stock Purchase Period Extension Payment” means any and all payments made pursuant to Section 2.4(a), 2.4(b) and 2.4(c) in connection with an extension of the Stock Purchase Period.
     “Stock Purchase Right” has the meaning set forth in Section 2.1.
     “Stockholder” and “Stockholders” have the meaning set forth in the introductory paragraph of this Agreement.
     “Stockholder Documents” has the meaning set forth in Section 4.2.
     “Stockholder Representative” has the meaning set forth in the introductory paragraph of this Agreement, as supplemented by Section 9.5.
     “Stockholders’ Knowledge” means the actual knowledge of the Persons set forth on Annex B.
     “Straddle Period” means any Taxable Period that begins on or before, and ends after, the Closing Date.
     “Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period; e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.
     “Taxes” means any and all federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and Liabilities, including, without limitation, taxes based upon or measured by gross receipts, income profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all any interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any person with respect to the Liability for, or sharing of, Taxes (including, without limitation, pursuant to Treas. Reg § 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including, without limitation, any Liability for Taxes as a transferee or successor, by contract or otherwise.
     “Tax Return” means any return, statement, declaration, report, estimate, notice, form, schedule or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) relating to taxes.

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     “Third Extended Termination Time” has the meaning set forth in Section 2.4(c).
     “Warrants” has the meaning set forth in Section 2.2.
     “Years Since Execution” means the number of years, expressed as a whole number, rounding up, between the date hereof and the date of the exercise of the Stock Purchase Right.

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